Exhibit 99.4
Pacific Office Properties Trust, Inc.
Introduction to
Unaudited Pro Forma Consolidated Financial Statements
     The unaudited pro forma consolidated financial statements of Pacific Office Properties Trust, Inc. (“POPT”) as of and for the twelve months ended December 31, 2007 are derived from the financial statements of Arizona Land Income Corporation (“AZL”), Waterfront Partners OP, LLC and its consolidated subsidiaries (“Waterfront”) and an aggregation for accounting purposes of the combined ownership and operations of seven wholly-owned office properties and a 7.5% minority interest in one office property (the “Combined Entities”) (the properties owned directly or indirectly by Waterfront and the Combined Entities will be hereafter referred to as the “Contributed Properties”). The Contributed Properties are located in Honolulu, San Diego, and Phoenix.
     Pursuant to the Master Formation and Contribution Agreement dated as of October 3, 2006 entered into between AZL and POP Venture, LLC, an affiliate of Jay Shidler (“Venture”), as amended (the “Master Agreement”), AZL was reincorporated in Maryland and renamed Pacific Office Properties Trust, Inc., and became the sole general partner of the newly formed Pacific Office Properties, L.P. (the “Operating Partnership”). As part of the Transactions contemplated by the Master Agreement, ownership interests in the Contributed Properties were contributed to the Operating Partnership in exchange for common and convertible preferred partnership units and promissory notes. The ownership interests in the Contributed Properties have an agreed upon fair value under the Master Agreement of approximately $563 million and were subject to secured indebtedness of approximately $399 million. In arriving at the agreed upon fair value, Venture and AZL considered standard value indicators including income capitalization approach, discounted cash flow approach and sales comparable approach. In addition, the agreed upon fair value amounts are consistent with the valuations used by the institutional lenders providing the secured indebtedness associated with the Contributed Properties.
     At consummation on March 19, 2008 of the transactions contemplated under the Master Agreement (the “Transactions”), the contributors of the Contributed Properties received 13,576,165 common units of the Operating Partnership, representing 25% of the value of the units issued in the Transactions, 4,545,300 convertible preferred units of the Operating Partnership, representing 75% of the value of the units issued in the Transactions, and promissory notes in the aggregate principal amount of $16.695 million, including amounts reflecting capital investments made in the Contributed Properties from October 1, 2007 until the consummation of the Transactions. In addition, designees of Venture purchased 1,000,000 shares of common stock of POPT for $5 million in cash. Additionally, a designee of Venture, unrelated to management, purchased 180,000 shares of common stock of POPT for $1.35 million in cash.
     AZL contributed substantially all of its assets to the Operating Partnership in return for its general partnership interest in the Operating Partnership. Immediately following the Transactions, the Operating Partnership was owned 18.25% by POPT (AZL’s successor) and 81.75% by Venture.
     These unaudited pro forma financial statements are presented as if the Transactions, including the purchase of 1,180,000 shares of POPT common stock for $6.35 million in cash, had occurred on December 31, 2007 for the pro forma consolidated balance sheet and on January 1, 2007 for the pro forma consolidated statements of operations.
     Our unaudited pro forma consolidated financial statements are presented for informational purposes only and should be read in conjunction with the historical combined financial statements of the Contributed Properties included in the AZL Proxy Statement filed with the SEC on December 13, 2007. The adjustments to our pro forma consolidated financial statements are based on available information and assumptions that we consider reasonable. Our pro forma consolidated financial statements do not purport to (1) represent our financial position that would have actually resulted had the Transactions, including the $6.35 million stock subscription, occurred on December 31, 2007, (2) represent the results of our operations that would have actually occurred had the Transactions, including the $6.35 million stock subscription and the acquisition of properties and property interests occurred on January 1, 2007, or (3) project our financial position or results of operations as of any future date or for any future period, as applicable.
     Upon the consummation of the Transactions, the Operating Partnership began to hold and operate the assets respectively contributed by AZL and the Contributed Properties, and to thereafter continue the respective operations of the Contributed Properties. Upon the consummation of the Transactions, the Operating Partnership began to own the eight commercial real estate properties and one joint venture investment that was previously owned directly or indirectly by Mr. Shidler and related parties of The Shidler Group. POPT is the sole general partner of the Operating Partnership and owned 18.25% of the common unit interest immediately following the Transactions. As determined under Emerging Issues Task Force (“EITF”) 04-05, Investor’s Accounting for an Investment in a Limited Partnership When the Investor is the Sole General Partners and the Limited Partners has Certain Rights (“EITF 04-05”), POPT consolidates the assets, liabilities, and results of operations of the Operating Partnership. POPT is externally advised by Pacific Office Management, Inc. (the “Advisor”), an entity owned and controlled by Mr. Shidler and related parties of The Shidler Group. The Advisor receives an annual base management fee of $1,500,000, less certain direct costs as defined.
     Upon the consummation of the Transactions, POPT issued one share of Proportionate Voting Preferred Stock. The share of Proportionate Voting Preferred Stock entitles the Advisor to vote on all matters for which the common shareholders of POPT are entitled to vote. The number of votes that the Advisor is entitled to cast is equal to the total number of common shares issuable upon exchange of the common and convertible preferred units issued in connection with the Transactions. Mr. Shidler, through his ownership of POPT common stock, Operating Partnership common units and convertible preferred units, and ownership of the Advisor, directly and indirectly owns a controlling interest in POPT. Therefore, the Transactions were accounted for as a reverse acquisition.
     Mr. Shidler owned a 56.25% controlling interest in Waterfront, the designated accounting acquirer. Mr. Shidler did not own a controlling interest in the other Contributed Properties but did have a controlling interest in Venture, which entity had the power to direct the transfer of the Contributed Properties to the Operating Partnership and which, following the consummation of the Transactions, holds the common and convertible preferred partnership units issued in exchange for the contribution of the Contributed Properties to the Operating Partnership. Immediately following the consummation of the Transactions, including the $6.35 million stock subscription, Mr. Shidler controls common stock of POPT and common and convertible preferred units of the Operating Partnership representing approximately 95% of POPT’s common stock on a fully diluted basis assuming redemption of all the Operating Partnership units for shares of common stock.
     In accordance with Statement of Financial Accounting Standard No. 141, Business Combinations (“SFAS 141”), the entity with the largest amount of equity, Waterfront, has been designated as the acquiring entity in the business combination and its assets and liabilities have been recorded at historical cost. Mr. Shidler owned 56.25% of Waterfront and was its controlling member. For financial accounting purposes, Waterfront was acquiring the Operating Partnership. The unaudited consolidated pro forma balance sheet presented is for POPT. POPT, as the controlling general partner, consolidates the Operating Partnership. Since Waterfront received a limited partnership interest in the Operating Partnership, its historical operating deficit is carried over to the combined entity and is included in the minority interest.
     The non-Shidler interests in the Contributed Properties are recorded at the estimated fair value of the acquired assets and assumed liabilities corresponding to their ownership interests. Mr. Shidler’s transfer of his interests in the Contributed Properties to the accounting acquirer he controls is deemed to be a transfer under common control. In accordance with EITF 90-5, Exchanges of Ownership Interests between Entities under Common Control (“EITF 90-5”), Mr. Shidler’s interests in the Contributed Properties are recorded at his historical cost. For some of the interests being transferred by Mr. Shidler, the secured nonrecourse indebtedness exceeds the asset basis. Since Mr. Shidler has no guarantee or commitment for any of these obligations nor does he intend to provide further financial support to the investment, in accordance with APB 18, The Equity Method of Accounting for Investments in Common Stock, his historical cost basis in these interests is zero.
     The common units and convertible preferred units will be the only two outstanding classes of limited partnership interests of the Operating Partnership following the Transactions. The convertible preferred units have rights to fixed distributions that are senior to the distribution rights of the common units and will have priority over the common units in the event of a liquidation of the Operating Partnership. The convertible preferred units are convertible into common units in the ratio of 7.1717 common units per convertible preferred unit. The convertible preferred units may not be converted into common units until after the second anniversary of the Transactions and have certain other restrictions. POPT may force the conversion of the convertible preferred units to common units after the fourth anniversary of the Transactions and under certain other circumstances. The common units issued to the Contributed Property owners may be redeemed at the election of the unit holder after the second anniversary of the Transactions. Common units received upon conversion of convertible preferred units may not be redeemed for one year following conversion. The redemption price for a common unit is equal to the fair value of a common share. POPT may elect to pay the redemption price in cash or issue common shares for the common units to be redeemed.
     The price of the common stock determined in accordance with EITF 99-12, Determination of the Measurement Date for the Market Price of Acquirer securities Issued in a Purchase Business Combination (“EITF 99-12”), was $5.10 per share. The fair value of a convertible preferred unit was estimated by management to be $37.31 after taking into account the common stock price determined under EITF 99-12 ($5.10) and various other factors that determine the value of a convertible security. The combination of these fair values for the common and convertible preferred units, among other factors, plus the liabilities being assumed resulted in total consideration to be received in the Transactions in excess of the identifiable assets being contributed, resulting in the recognition of goodwill in the accompanying unaudited pro forma condensed consolidated balance sheet.
     The fair value of the assets and liabilities acquired will be allocated in accordance with SFAS 141. The fair values of tangible assets acquired are determined on an “as-if-vacant” basis. The “as-if-vacant” fair value is allocated to land, building, and tenant improvements based on relevant information obtained in connection with the acquisition of these interests. The estimated fair values of acquired in-place at-market leases are the costs that would have been incurred to lease the property to the occupancy level of the property at the date of acquisition. Such estimates include the fair value of leasing commissions and legal costs that would be incurred to lease this property to this occupancy level. Additionally, the time period over which such occupancy level would be achieved is evaluated and an estimate of the net operating costs (primarily real estate taxes, insurance and utilities) incurred during the lease-up period is included. Above-market and below-market in-place lease values are recorded as an asset or liability based on the present value (using an interest rate which reflects the risks associated with the leases acquired) of the difference between the contractual amounts to be paid pursuant to the in-place leases and our estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease.

Pacific Office Properties Trust, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 2007
($ in thousands)

	ARIZONA
	LAND			ACQUISITION OF	OTHER		CONSOLIDATING
	INCOME		COMBINED	COMBINED	PRO FORMA		PRO FORMA		PRO FORMA
	CORPORATION	WATERFRONT	ENTITIES	ENTITIES	ADJUSTMENTS		ADJUSTMENTS		CONSOLIDATED

	(A)	(A)	(A)	(B)
Assets
Net investments in real estate	$56	$59,587	$195,703	$184,425	$—		$—		$439,771
Investment in joint venture	—	—	246	(246)	—		—		—
Cash and cash equivalents	2,229	2,619	7,757	1,229	(7,907	)(C)	5,802	(F)	11,729
Restricted cash	—	1,708	3,501	521	—		—		5,730
Accounts receivable, net	—	1,743	6,064	167	—		—		7,974
Deferred costs	—	1,137	2,801	140	—		—		4,078
Intangible assets on real estate acquisitions, net	—	6,009	14,585	13,110	—		—		33,704
Deferred acquisition costs	—	6,824	—	31	(6,824	)(D)	—		31
Other assets	1,591	544	866	—	—		—		3,001
Goodwill	—	—	—	42,620	10,416	(D)	—		53,036

Total Assets	$3,876	$80,171	$231,523	$241,997	$(4,315)		$5,802		$559,054

Liabilities
Mortgage notes payable	$—	$111,000	$288,717	$24,650	$—		$—		$424,367
Accounts payable & accrued expenses	633	3,737	5,217	160	—		—		9,747
Security deposits	—	672	1,797	214	—		—		2,683
Other liabilities	—	1,422	50,902	(32,980)	—		—		19,344
Below market lease value	—	107	4,035	11,515	—		—		15,657

Total Liabilities	$633	$116,938	$350,668	$3,559	$—		$—		$471,798

Minority interest-preferred	$—	$—	$—	$84,709	$(29,968	)(E)	$—		$54,741	(E)
Minority interest-common				34,584	(12,235	)(E)	3,315	(G)	25,664
Minority interest-joint venture					1,121	(B)			1,121
Stockholders’ Equity
Common stock	$185	$—	$—	$—	$—		$118		$303
Additional paid in capital	21,671	—	—	—	—		(16,244	)(H)	5,427
Accumulated earnings/(deficit)	(18,613)	(36,767)	(119,145)	119,145	36,767		18,613		—

Total Stockholders’ Equity	$3,243	$(36,767)	$(119,145)	$119,145	$36,767		$2,487		$5,730

Total Liabilities and Equity	$3,876	$80,171	$231,523	$241,997	$(4,315)		$5,802		$559,054

See introduction and notes to the financial statements

Pacific Office Properties Trust, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the twelve months ended December 31, 2007
($ in thousands except share and per share amounts)

	ARIZONA
	LAND			ACQUISITION OF		OTHER		CONSOLIDATED
	INCOME		COMBINED	COMBINED		PRO FORMA		PRO FORMA		PRO FORMA
	CORPORATION	WATERFRONT	ENTITIES	ENTITIES		ADJUSTMENTS		ADJUSTMENTS		CONSOLIDATED

Revenues
Rental revenues	$—	$12,505	$26,403	$5,662	(I)	$—		$—		$44,570
Parking revenues	—	2,569	5,525	—		—		—		8,094
Expense reimbursements	—	4,922	14,338	200		—		—		19,460
Other operating income	237	113	249	31		—		—		630

Total revenues	$237	$20,109	$46,515	$5,893		$—		$—		$72,754

Expenses
Property operating	$—	$14,859	$25,694	$1,490		$—		$—		$42,043
Interest	—	7,227	22,431	(3,063	)(K)	840	(L)	—		27,435
Depreciation and amortization	—	4,272	12,304	6,332	(J)	—		—		22,908
Early lease termination costs, net	—	1,538	—	—		—		—		1,538
AZL merger transaction costs	132	—	—	—		—		(132	)(N)	—
General and administrative	289	390	190	146		16,194	(J)	1,500	(M)	18,709

Total expenses	$421	$28,286	$60,619	$4,905		$17,034		$1,368		$112,633

Income (loss) from continuing operations	(184)	(8,177)	(14,104)	988		(17,034)		(1,368)		(39,879)
Income (loss) from joint ventures	—	—	(31)	31		—		—		—
Interest and dividend income	—	51	298	10		—		—		359

Income (loss) before minority interests	(184)	(8,126)	(13,837)	1,029		(17,034)		(1,368)		(39,520)

Loss allocated to minority interests	—	—	—	—		—		31,743		31,743	(O)

Income (loss) before income taxes	(184)	(8,126)	(13,837)	1,029		(17,034)		30,375		(7,777	)(O)
Income taxes	(500)	—	—	—		—		—		(500)

Net income (loss)	$(684)	$(8,126)	$(13,837)	$1,029		$(17,034)		$30,375		$(8,277)

Pro forma basic loss per share (unaudited)	$(0.37)									$(2.73)

Pro forma weighted average common shares outstanding — basic (unaudited)	1,851,125									3,031,125

See introduction and notes to the financial statements

Pacific Office Properties Trust, Inc.
Notes to the Unaudited Pro Forma
Consolidated Financial Statements
($ in thousands except share and per share amounts)
1. Adjustments to the unaudited pro forma combined balance sheet as of December 31, 2007
     (A) Reflects the audited balance sheets of AZL, the audited consolidated balance sheet of Waterfront and the audited combined balance sheet of the Combined Entities at December 31, 2007.
     (B) Management determined that for purposes of SFAS 141, the Contributed Properties were not under common control. Therefore, the entity with the largest amount of equity, Waterfront, has been designated as the acquiring entity in the business combination and its assets and liabilities have been recorded at historical cost. Mr. Shidler is the controlling member of Waterfront. The non-Shidler interests in the Contributed Properties are recorded at the estimated fair value of the acquired assets and assumed liabilities corresponding to their ownership interests. Mr. Shidler’s transfer of his interests in the Contributed Properties to the accounting acquirer he controls is deemed to be a transfer under common control. In accordance with EITF 90-5, Mr. Shidler’s interests in the Contributed Properties are recorded at his historical cost. For some of the transferred interests, the secured nonrecourse indebtedness exceeds the asset basis. Since Mr. Shidler has no guarantee or commitment for any of these obligations nor does he intend to provide further financial support to the investment, his historical cost basis in these interests is zero.
     Management has recorded entries in the accompanying unaudited pro forma consolidated financial statements to reflect its investment in a joint venture in which POPT has a 7.5% managing ownership interest as a consolidated investment pursuant to EITF 04-05.
     The following pro forma adjustments are necessary to reflect the acquisition of the non-Waterfront interests and related allocation of purchase price. The allocation of purchase price is based on management’s estimates and is subject to change based on the final determination of the fair value of assets acquired and liabilities assumed in accordance with SFAS 141. The allocation of purchase price based on the estimated fair values is as follows:

		ALLOCATION OF
	COMBINED	PURCHASE PRICE
	ENTITIES	BASED ON	PRO
	DECEMBER 31, 2007	ESTIMATED	FORMA
(in 000s)	BALANCE SHEET	FAIR VALUE	ADJUSTMENT

Net investments in real estate	$195,703	$380,128	$184,425	(1)
Investment in joint venture	246	—	(246)
Cash and cash equivalents	7,757	8,986	1,229
Restricted cash	3,501	4,022	521
Accounts receivable, net	6,064	6,231	167
Deferred costs	2,801	2,941	140
Intangible assets on real estate acquisitions, net	14,585	27,695	13,110	(1)
Other assets	866	897	31
Goodwill	—	42,620	42,620	(4)

Total Assets	$231,523	$473,520	$241,997

Mortgage notes payable	$288,717	$313,367	$24,650
Accounts payable and accrued expenses	5,217	5,377	160
Security deposits	1,797	2,011	214
Other liabilities	50,902	17,922	(32,980	) (2)
Below market lease value	4,035	15,550	11,515	(1)

Total Liabilities	$350,668	$354,227	$3,559

Minority interests	$—	$119,293	$119,293	(3)
Additional paid in capital	—	—	—	(3)
Stockholders’ equity (deficiency)	(119,145)	—	119,145

Total Liabilities and Stockholders’ Equity	$231,523	$473,520	$241,997

Total Increase in Assets			$241,997
Total Decrease in Liabilities			(3,559)

Total Increase in Minority Interest			$238,438

(1)	These pro forma adjustments, which total $238,438 are primarily the result of recording the appropriate interest in real estate properties and related intangibles at fair market value as discussed above.

The fair value of tangible assets acquired is determined by valuing the property as if it were vacant, applying methods similar to those used by independent appraisers to value income-producing property. The resulting value is then allocated to land, buildings, tenant improvements, and furniture, fixtures and equipment based on management’s determination of the relative fair value of these assets. The assumptions used in the allocation of fair values to assets acquired are based on management’s best estimates at the time of evaluation.

Fair value is assigned to above- and below-market leases based on the differences between (a) the contractual amounts to be paid by the tenant based on the existing lease and (b) management’s estimate of current market lease rates for the corresponding in-place leases, over the remaining terms of the in-place leases.

The aggregate value of other acquired intangible assets consists of acquired in-place leases and tenant relationships. The fair value allocated to acquired in-place leases consists of a variety of components including, but not necessarily limited to: (a) the value associated with avoiding the cost of originating the acquired in-place leases (i.e. the market cost to execute a lease, including leasing commissions and legal fees, if any); (b) the value associated with lost revenue related to tenant reimbursable operating costs estimated to be incurred during the assumed lease-up period (i.e. real estate taxes, insurance and other operating expenses); and (c) the value associated with lost rental revenue from existing leases during the assumed lease-up period.

(2)	Represents the elimination of a loan payable, including accrued interest of $49,738, relating to the Clifford Center (formerly known as City Center) property owed to affiliates of Mr. Shidler and Venture, not being assumed by the Operating Partnership as part of the Transactions net of the $16,695 promissory notes issued in the Transactions plus additional other liabilities due to the presentation of Seville on the consolidated method of accounting.

(3)	The historical combined deficit of the acquired properties in the amount of $119,145 is offset by the pro forma adjustment of $238,438. The resulting positive balance of $119,293 is reclassified to minority interest based on the relative fair value of the securities in the bundled transaction. The relative fair value of the common and convertible preferred units is 28.991% and 71.009%, respectively.

(4)	Represents goodwill based on the fair value of the consideration received (common and convertible preferred units being issued and the aggregate of $16,695 promissory notes) less the fair value of the net assets (tangible and intangible assets acquired less debt assumed) exchanged in the Transactions.

The goodwill associated with the excess fair value of the common units was calculated by multiplying the difference between the share price as determined by EITF 99-12 ($5.10) and $2.79 (the fair value per common unit for the net assets being acquired in the Transactions in accordance with the Master Agreement) by the estimated number of common units issued to parties in the Transactions that will be recognized at fair value (those other than Waterfront and its controlling member, Jay Shidler) (6,689,325).

The convertible preferred units have a fair value per convertible preferred unit for the net assets being acquired in the Transactions of $25.00. The fair value of a convertible preferred unit was estimated by management to be $37.31 after taking into account the common stock price determined in accordance with EITF 99-12 ($5.10) and various other factors that determine the value of a convertible security. The goodwill associated with the convertible preferred units was determined by multiplying the difference between the fair value of the security ($37.31) and the fair value per convertible preferred unit for the net assets ($25.00) by the estimated number of convertible preferred units issued to parties in the Transactions that will be recognized at fair value (those other than Waterfront and its controlling member, Jay Shidler) (2,239,586).
     (C) Represents the distribution of estimated operating cash balances to the predecessor partners of the transferred entities.
     (D) Represents the estimated costs directly related to the Transactions that were incurred by Venture on behalf of the accounting acquirer. The total includes $5,371 that was previously capitalized as deferred acquisition costs. The identifiable assets being acquired in the Transactions were recorded at their estimated fair value. Accordingly, the additional costs are capitalized as goodwill.
     (E) Reflects the allocation of the contributed equity based on the issuance proceeds from the bundled transaction allocated to the two classes of equity (common and convertible preferred units) based on their relative fair value of the securities in accordance with EITF 99-12. The EITF 99-12 value of the common and convertible preferred units is $69,238 (13,576,165 units multiplied by $5.10 per unit) and $169,585 (4,545,300 units multiplied by $37.31 per unit). The contributed equity is the Contributed Properties’ equity after fair value adjustments and distributions of cash to the partners. Mr. Shidler’s historical cost basis in his interests in Waterfront and the other Contributed Properties aggregates to a deficit balance. Since there is no requirement to restore the deficit, the portion of the deficit balance allocable to the convertible preferred units ($14,095) is reclassified to the common units. Limited partner equity is allocated between the common and convertible preferred units as follows:

		CONVERTIBLE
	COMMON	PREFERRED
(in 000s)	UNITS	UNITS	TOTAL

Contributed Equity	$34,584	$84,709	$119,293
Deficit reclassification and pro forma adjustments	(12,235)	(29,968)	(42,203)

Pre-Adjusted Equity	$22,349	$54,741	$77,090

     (F) Reflects adjustment to cash and cash equivalents and stockholder’s equity.
     (G) In accordance with EITF 94-2, Treatment of Minority Interests in Certain Real Estate Investment, limited partner common unit equity is combined with the general partner common equity and is rebalanced based on relative general partner and limited partner common unit ownership percentages. The common equity was allocated 18.25% to the general partner common unit holder, or REIT common shares, and 81.75% to the limited partner common unit holders based on their relative ownership interests in the Operating Partnership.

	LIMITED	GENERAL
	PARTNER	PARTNER
	COMMON	COMMON
(in 000s)	UNITS	UNITS	TOTAL

Pre-Adjusted Equity	$22,349	$9,045	$31,394

Total Pre-Adjusted Equity	$31,394	$31,394
Ownership Interest	81.75%	18.25%	100.00%

Re-balanced Equity	$25,664	$5,730	$31,394

Re-balancing Adjustment	$3,315	$(3,315)	$—

     (H) Reflects the following adjustment to additional paid-in capital:

(in 000s)
(unaudited)
Proceeds from stock subscription (partial)	$6,350
Common stock par value	$(118)
Equity Re-balancing Adjustment	(3,315)
Reclassification of AZL accumulated deficit	(18,613)
AZL transaction costs	(548)

Net Adjustment	$(16,244)

     “Proceeds from stock subscription (partial)” relates to subscriptions for POPT common stock by designees of Venture. As part of the Transactions, designees of Venture invested $5 million in cash to purchase shares of common stock of POPT. Another designee of Venture invested an additional $1.35 million in cash to purchase shares of common stock of POPT.
     In connection with the Transactions, certain employees of the Advisor were granted fully vested indirect ownership interests in the Operating Partnership with an estimated fair value of $16,194. The value of these interests were expensed as a one-time, non-cash compensation charge in the period ended March 31, 2008. The one-time charge associated with the granting of these interests has been excluded from the unaudited pro forma consolidated statements of operations.
     POPT incurred a total of approximately $11,000 of costs in connection with the Transactions. Approximately $7,000 of transaction costs were paid prior to the completion of the Transactions, with the remaining $4,000 being paid at closing. These costs have been paid by Mr. Shidler and related parties of The Shidler Group. A portion of these costs are attributable to the accounting acquirer, Waterfront, and have therefore been capitalized as described in Note (D) above. The transaction costs are a non-recurring expense associated with the Transactions and have therefore been eliminated from the unaudited pro forma condensed consolidated statements of operations.

2. Adjustments to the unaudited pro forma combined statement of operations for the twelve months ended December 31, 2007
     (I) Represents the amortization into rental income of the purchase accounting adjustments related to the acquisition of the Combined Entities allocated to below-market rent leases.
     (J) Represents the additional depreciation expense and amortization of intangibles as a result of the purchase accounting adjustments related to the acquisition of the Combined Entities. These amounts were determined based on management’s evaluation of the estimated useful lives of real estate properties and the intangibles. The following useful lives were used to determine the pro forma adjustments. Management considered the length of time a real estate property had been in existence, the maintenance history as well as anticipated future maintenance, and any contractual stipulations that might limit the useful life, in determining the lives.

Building and improvements	18 to 46 years
Tenant improvements	Remaining lease term
Furnitures, fixtures, and equipment	3 to 7 years
Lease intangibles	Remaining lease term
     (K) Represents the elimination of interest expense related to the Clifford Center (formerly known as City Center) loan that was not assumed in the Transactions.
     (L) Represents twelve months of interest expense on the $12,000 note payable to Venture relating to the acquisition of the City Square property.
     (M) Represents the base management fee paid to the Advisor.
     (N) Represents the elimination of transaction costs incurred by AZL.
     (O) Represents the minority interests in the net loss of the Operating Partnership.